Exhibit 10.3

SECOND AMENDMENT TO
INTERCREDITOR AGREEMENT

This Second Amendment To Intercreditor Agreement (this “Amendment”) dated as of March 27, 2020, is entered into by and among PNC Bank, National Association, in its capacity as administrative and collateral agent for the First Lien Secured Parties (in such capacity, “First Lien Agent”), and Wilmington Savings Fund Society, FSB, in its capacities as indenture trustee and collateral agent for the Second Lien Secured Parties (in such capacities, “Second Lien Agent”).

A.          First Lien Agent and Second Lien Agent are parties to that certain Intercreditor Agreement, dated as of August 31, 2017 and amended as of June 1, 2018 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”).

B.          The Company is offering to exchange (the “Exchange Offer”) any and all outstanding notes constituting Second Lien Debt (the “Old Notes”) for shares of its common stock and its 3.00% Cash / 5.00% PIK Convertible Senior Secured Notes due 2024 (the “New Notes”) and is soliciting consents from holders of the Old Notes for certain amendments to the Indenture to eliminate or amend substantially all of the restrictive covenants thereunder, release all collateral securing the Company’s obligations under the Indenture, and modify certain of the events of default and various other provisions, contained in the Indenture and to amend the Intercreditor Agreement as set forth herein.

C.           First Lien Agent and Second Lien Agent have agreed to amend the Intercreditor Agreement as set forth herein.

NOW, THEREFORE, in consideration of the agreement of the parties contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.           Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Intercreditor Agreement.

2.           Acknowledgment and Agreement.  Second Lien Agent hereby represents to the First Lien Agenbt that the Collateral securing the Second Lien Debt has been released and acknowledges and agrees that the Second Lien Debt is entitled only to the rights of an unsecured creditor of the Company and its subsidiaries until the Discharge of Second Lien Debt.  Except as expressly stated herein, nothing herein shall be deemed to constitute a consent to, or waiver of compliance with, or other modification of, any term or condition contained in the Intercreditor Agreement, any First Lien Document or any Second Lien Loan Document and nothing contained herein shall constitute a course of conduct or dealing among the parties hereto.

3.           Amendments to Intercreditor Agreement.  Subject to the Effectiveness of this Amendment, the Intercreditor Agreement is hereby amended to delete the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicted textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Intercreditor Agreement attached as Exhibit A.

4.           Effectiveness.  This Amendment shall become effective upon the execution and mutual delivery of this Consent by First Lien Agent and Second Lien Agent.

5.          Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page of this Amendment by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

6.          Governing Law.  The validity, construction and effect of this Amendment shall be governed by the internal laws of the State of New York but excluding any principles of conflict of laws or any other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Second Lien Agent

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION,
as First Lien Agent

By:	/s/ Dennis W. Cloud
Name:	Dennis W. Cloud
Title:	Senior Vice President

Signature Page to Second Amendment To Intercreditor Agreement

EXHIBIT A – INTERCREDITOR AGREEMENT

~~Conformed through:~~
~~Limited Consent and First Amendment to Intercreditor Agreement, dated as of June 1, 2018~~

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT dated as of August 31, 2017 (this “Intercreditor Agreement” as hereinafter further defined), among PNC Bank, National Association, in its capacity as administrative and collateral agent for the First Lien Secured Parties (in such capacity, “First Lien Agent” as hereinafter further defined), and Wilmington Savings Fund Society, FSB, in its capacities as indenture trustee and collateral agent for the Second Lien Secured Parties (in such capacities, “Second Lien Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, Borrowers (as hereinafter defined) and First Lien Guarantors (as hereinafter defined) have entered into a secured revolving credit facility with First Lien Agent and the lenders for whom it is acting as agent as set forth in the First Lien Loan Agreement (as hereinafter defined) pursuant to which such lenders have made and from time to time may make loans and provide other financial accommodations to Borrowers which are guaranteed by First Lien Guarantors and secured by substantially all of the assets of Borrowers and First Lien Guarantors;

WHEREAS, the Company, as issuer, and Second Lien Guarantors have entered into (i) the Indenture (as hereinafter defined) with Second Lien Agent pursuant to which the Company has issued notes that are guaranteed by Second Lien Guarantors and (ii) a Second Lien Security Agreement (as hereinafter defined) pursuant to which the notes and obligations under the Indenture are secured by substantially all of the assets of the Company and Second Lien Guarantors; and

WHEREAS, First Lien Agent, First Lien Secured Parties, and Second Lien Secured Parties desire and the Second Lien Agent is directed by the other Second Lien Secured Parties to enter into this Intercreditor Agreement to (i) confirm the relative priority of the security interests of First Lien Agent and Second Lien Agent in the assets and properties of Borrowers and Guarantors, (ii) provide for the orderly sharing among them, in accordance with such priorities, of proceeds of such assets and properties upon any foreclosure thereon or other disposition thereof and (iii) address related matters.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.          DEFINITIONS; INTERPRETATION

1.1          Definitions.  As used in this Intercreditor Agreement, the following terms have the meanings specified below:

“Agents” shall mean, collectively, First Lien Agent and Second Lien Agent, sometimes being referred to herein individually as an “Agent”.

“Asset Sale” shall mean the sale, assignment, transfer, license, lease (as lessor), exchange, or other disposition (including any sale and leaseback transaction) of any property by any person (or the granting of any option or other right to do any of the foregoing).

“Bank Product Agreement” shall mean any agreement for any service or facility extended to any Grantor or any of its subsidiaries by a First Lien Secured Party including:  (a) credit cards, (b) debit cards, (c) purchase cards, (d) credit card, debit card and purchase card processing services, (e) treasury, cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and the Large Value Transfer System operated by the Canadian Payments Association for the processing of electronic funds), (f) cash management, including controlled disbursement, accounts or services, (g) return items, netting, overdraft and interstate depositary network services, (h) Hedging Agreements, or (i) any other Cash Management Products and Services (as defined in the First Lien Loan Agreement).

“Bank Product Obligations” shall mean and include all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Grantor or any of its subsidiaries to a First Lien Secured Party pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Grantor or any of its subsidiaries is obligated to reimburse to a First Lien Secured Party as a result of such Person purchasing participations or executing indemnities or reimbursement obligations with respect to the products provided to any Grantor or any of its subsidiaries pursuant to the Bank Product Agreements.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented.

“Bankruptcy Law” shall mean the (a) Bankruptcy Code, (b) the BIA, (c) the CCAA, (d) the Winding-up and Restructuring Act (Canada), and (e) any similar Federal, state, provincial or foreign law for the relief of debtors.

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada), as now and hereafter in effect, and any successor statute.

“Borrowers” shall mean collectively, the “Borrowers” as defined in the First Lien Loan Agreement as in effect on the date hereof, together with any other Person that may be joined thereto as a Borrower in accordance with the terms of the First Lien Loan Agreement; sometimes being referred to herein individually as a “Borrower”.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions in the State of New York or East Brunswick, New Jersey are required or authorized by law or other governmental action to close.

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada), as now and hereafter in effect, and any successor statute.

“Collateral” shall mean all of the property and interests in property, real or personal, tangible or intangible, now owned or hereafter acquired by any Grantor in or upon which any First Lien Secured Party or Second Lien Secured Party at any time has a Lien, and including, without limitation, all proceeds of such property and interests in property.

“Company” means A. M. Castle & Co., a corporation organized under the laws of the State of Maryland.

“DIP Financing” shall have the meaning set forth in Section 7.2(a) hereof.

“Discharge of First Lien Debt” shall mean (a) the termination of the commitments of the First Lien Lenders and the financing arrangements provided by First Lien Agent and the other First Lien Lenders to Grantors under the First Lien Documents, (b) except to the extent otherwise provided in Sections 7.1 and 7.2 hereof, the payment in full in cash of the First Lien Debt (other than the First Lien Debt described in clause (c) of this definition) and (c) payment in full in cash of cash collateral, or at First Lien Agent’s option, the delivery to First Lien Agent of a letter of credit payable to First Lien Agent, in either case as required under the terms of the First Lien Loan Agreement, in respect of (i) letters of credit issued under the First Lien Documents (but in no event more than 105% of the aggregate undrawn face amount thereof), (ii) Bank Product Obligations, (iii) continuing obligations of First Lien Agent and First Lien Lenders under control agreements and (iv) any contingent indemnification obligations of any Grantor pursuant to the indemnification provisions in the First Lien Debt Documents for which any First Lien Secured Parties may be entitled to indemnification related to any claim that has been asserted or threatened (in writing) or any demand for payment that has been made at such time.  If after receipt of any payment of, or proceeds of Collateral applied to the payment of, the First Lien Debt, First Lien Agent or any other First Lien Secured Party is required to surrender or return such payment or proceeds to any person pursuant to an order of a court of competent jurisdiction, then the First Lien Debt intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Intercreditor Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such First Lien Agent or other First Lien Secured Party, as the case may be, and no Discharge of First Lien Debt shall be deemed to have occurred.

“Discharge of First Lien Debt Notice” shall have the meaning set forth in Section 10.10(b) hereof.

“Discharge of Second Lien Debt” shall mean (a) the termination of the financing arrangements provided by the Second Lien Holders to Grantors under the Second Lien Documents, and (b) except to the extent otherwise provided in Sections 7.1 and 7.2 hereof, the payment in full in cash of the Second Lien Debt.  If, after receipt of any payment of, or proceeds of Collateral applied to the payment of, the Second Lien Debt, Second Lien Agent or any other Second Lien Secured Party is required to surrender or return such payment or proceeds to any person pursuant to an order of a court of competent jurisdiction, then the Second Lien Debt intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Intercreditor Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such

Second Lien Agent or other Second Lien Secured Party, as the case may be, and no Discharge of Second Lien Debt shall be deemed to have occurred.

“Distribution” shall mean, with respect to any indebtedness or obligation, (a) any payment or distribution by any Grantor of cash, securities or other property, by set-off or otherwise, on account of such indebtedness or obligation, or (b) any redemption, purchase or other acquisition of such indebtedness or obligation by any Grantor.

“Exigent Circumstance” shall have the meaning set forth in Section 8.5 hereof.

“First Lien Agent” shall mean PNC Bank, National Association, a national banking association, and its successors and assigns in its capacity as administrative and collateral agent pursuant to the First Lien Documents acting for and on behalf of the other First Lien Secured Parties and any successor or replacement agent.

“First Lien Debt” shall mean all “Obligations” as such term is defined in the First Lien Loan Agreement, including, without limitation, obligations, liabilities and indebtedness of every kind, nature and description owing by any Grantor to any First Lien Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the First Lien Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the First Lien Documents or after the commencement of any case with respect to any Grantor under any Bankruptcy Law or any other Insolvency or Liquidation Proceeding (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“First Lien Debt Purchase” shall have the meaning set forth in Section 8.2(a) hereof.

“First Lien Documents” shall mean, collectively, the First Lien Loan Agreement and all agreements, documents and instruments at any time executed and/or delivered under any jurisdiction by any Grantor or any other person to, with or in favor of any First Lien Secured Party in connection therewith or related thereto, as all of the foregoing now exist or, subject to any limitations set forth in this Intercreditor Agreement, may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the First Lien Debt).

“First Lien Event of Default” shall mean any “Event of Default” as defined in the First Lien Loan Agreement.

“First Lien Guarantors” shall mean, collectively, (a) the "Guarantors" as defined in the First Lien Loan Agreement, (b) any other Person that at any time after the date hereof becomes a party to a guarantee in favor of the First Lien Agent or the First Lien Lenders in respect of any of the First Lien Debt, and (c) their respective successors and assigns.

“First Lien Lenders” shall mean, collectively, any person party to the First Lien Documents as a lender (and including any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the First Lien Debt or is otherwise party to the First Lien Documents as a lender); sometimes being referred to herein individually as a “First Lien Lender”.

“First Lien Loan Agreement” shall mean the Revolving Credit and Security Agreement, dated as of August 31, 2017, by and among Grantors, First Lien Agent and First Lien Lenders, and as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, subject to Section 10.4 hereof.

“First Lien Secured Parties” shall mean, collectively, (a) First Lien Agent, (b) the First Lien Lenders, (c) the issuing bank or banks of letters of credit or similar instruments under the First Lien Loan Agreement, (d) each other person to whom any of the First Lien Debt (including First Lien Debt constituting Bank Product Obligations) is owed and (e) the successors, replacements and assigns of each of the foregoing; sometimes being referred to herein individually as a “First Lien Secured Party”.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time and, as applicable to any Mexican Grantors, the NIFS.

“Grantors” shall mean, collectively, (a) Borrowers, (b) Guarantors, (c) each Subsidiary of Borrowers or Guarantors that is organized or formed under the laws of the United States, any state, territory or commonwealth of the United States or the District of Columbia that shall have created or purported to create a Lien on its assets to secure any First Lien Debt or Second Lien Debt and (d) their respective successors and assigns; sometimes being referred to herein individually as a “Grantor”.

“Guarantors” shall mean, collectively, the First Lien Guarantors and the Second Lien Guarantors; sometimes being referred to herein individually as a “Guarantor”.

“Hedging Agreement” shall mean an agreement between any Grantor or any of its subsidiaries and any financial institution that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any of the foregoing together with all supplements thereto) for the purpose of protecting against fluctuations in or managing exposure with respect to interest or exchange rates, currency valuations or commodity prices.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedging Agreements.

“Indenture” shall mean that certain Indenture, dated as of the date hereof, by and among the Company, the Second Lien Guarantors and the Second Lien Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, subject to Section 10.5 hereof.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, interim receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of their respective assets, (c) any proceeding seeking the appointment of any trustee, receiver, interim receiver, receiver and manager, liquidator, custodian or other insolvency official with similar powers with respect to such Grantor or any or all of its assets or properties, (d) any proceedings for liquidation, dissolution or other winding up of the business of such Grantor, or (e) any assignment or trust mortgage for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Intercreditor Agreement” shall mean this Intercreditor Agreement, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, all in accordance with the terms hereof.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), charge, security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

“Lien Enforcement Action” shall mean (a) any action by any Secured Party to foreclose on or otherwise enforce the Lien of such Person in all or a material portion of the Collateral or exercise any right of repossession, levy, attachment, setoff or liquidation against all or a material portion of the Collateral, (b) any action by any Secured Party to take possession of, sell or otherwise realize (judicially or non-judicially) upon all or a material portion of the Collateral (including, without limitation, by setoff), (c) any action by any Secured Party to facilitate the possession of, sale of or realization upon all or a material portion of the Collateral including the solicitation of bids from third parties to conduct the liquidation of all or any material portion of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting or selling all or any material portion of the Collateral, (d) the commencement by any Secured Party of any legal proceedings against or with respect to all or a material portion of the Collateral to facilitate the actions described in (a) through (c) above, (e) any action to seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of all or a material portion of the Collateral, or any proceeds thereof, or (f) the pursuit of any Asset Sale of all or any material portion of the Collateral by the Grantors after the occurrence and during the continuance of a First Lien Event of Default (and prior to the Discharge of First Lien Debt), which Asset Sale is conducted by such Grantors with the consent of First Lien Agent in connection with good faith efforts by First Lien Agent to collect the First Lien Debt through consummation of such Asset Sale within a commercially reasonable time.  For the purposes hereof, (i) neither the notification of account debtors to make payments to First Lien Lenders or First Lien Agent nor the exercise of control with regards to any deposit or security account pursuant to the First Lien Loan Agreement during a Cash Dominion Period (as defined in the First Lien Loan Agreement) shall constitute a Lien Enforcement Action unless such action is coupled with an action to take possession of all or a material portion of the Collateral or the commencement of any legal proceedings or actions against or with respect to Grantors or all or a material portion of the Collateral, and (ii) a material portion of the Collateral shall mean Collateral having a value in excess of $5,000,000.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of the Grantors in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of indebtedness, other than indebtedness under the First Lien Documents, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“NIFS” shall mean the financial accounting standards (Normas de Información Financiera) issued by the Mexican Board of Financial Accounting Standards (Consejo Mexicano de Normas de Información Financiera, A.C.).

“Permitted Discretion” shall mean a determination made by the relevant Agent in the exercise of commercially reasonable (from the perspective of an asset-based secured lender) business judgment.

“Permitted Second Lien Action” shall mean, with respect to the Second Lien Debt and Second Lien Documents, any of the following by Second Lien Agent:

(a)       initiating, commencing or filing a petition for, or joining with any Person in initiating, commencing or filing a petition for, any Insolvency or Liquidation Proceeding;

(b)       filing a claim, proof of claim or statement of interest with respect to any Second Lien Debt in connection with any Insolvency or Liquidation Proceeding;

(c)       ~~taking any action (not adverse to the priority status of the Liens securing the First Lien Debt, or the rights of First Lien Agent to exercise remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) the Liens securing any Second Lien Debt;~~[reserved];

(d)      filing any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims for any of the Second Lien Debt, including any claims secured by the Collateral, if any, in each case to the extent not inconsistent with the terms of this Intercreditor Agreement;

(e)      filing any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors arising under any Insolvency or Liquidation Proceeding or under any applicable non-Bankruptcy Law, in each case not inconsistent with the terms of this Intercreditor Agreement;

(f)       taking any action to the extent necessary to prevent the running of any applicable statute of limitation or similar restriction on claims, or to assert a compulsory cross-claim or counterclaim against any Grantor, subject to Sections 5.1 and 5.2;

(g)      taking any action to seek and obtain specific performance or injunctive relief to compel a Grantor to comply with (or not violate or breach) an obligation under any of the Second Lien Documents, in each case not inconsistent with the terms of this Intercreditor Agreement and so long as any such exercise is not accompanied by a claim for monetary damages;

(h)      voting on any proposal, plan of arrangement, compromise or reorganization, filing any proof of claim, making other filings and making any arguments and motions that are, in each case, not inconsistent with the terms of this Intercreditor Agreement, with respect to any Second Lien Debt;

(i)       ~~making a cash bid on all or any portion of the Collateral up to the amount of First Lien Debt then outstanding (and providing for the Discharge of First Lien Debt) and making a cash or credit bid for the remainder of the Second Lien Debt in any foreclosure proceeding or action, to the extent permitted by applicable law; or~~[reserved]; or

(j)       inspecting or appraising the Collateral or requesting information or reports concerning the Collateral pursuant to any of the Second Lien Documents.

“Permitted Second Lien Payments” shall mean (a) Second Lien Interest Payments; provided that no Second Lien Interest Payments may be made in cash (but, for the avoidance of doubt, may be paid in kind by capitalizing such interest payment) at any time (i) before August 31, 2018; (ii) during a Cash Dominion Period (as defined in the First Lien Loan Agreement); and (iii) that the Second Lien Interest Payment Conditions are not met; (b) Second Lien Other Payments, so long as before and after giving effect to such Second Lien Other Payment, the “Payment Conditions” (as defined in the First Lien Loan Agreement, as in effect on the date hereof) are satisfied, as evidenced by (1) a compliance certificate (in substantially the form attached as Exhibit A hereto), delivered to both the First Lien Agent and the Second Lien Agent three Business Days prior to the making of any such payment, and including detailed calculations with respect to the conditions set forth in clause (b) of the definition of “Payment Conditions” in the First Lien Loan Agreement and (2) a compliance certificate (in substantially the form attached as Exhibit A hereto), delivered to First Lien Agent on the date such payment is made, including detailed calculations with respect to the conditions set forth in clause (b) of the definition of “Payment Conditions” in the First Lien Loan Agreement; and (c) any Second Lien Agent Payments.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock company, trust, joint venture, or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Pledged Collateral” shall have the meaning set forth in Section 6.1 hereof.

“PPSA” shall mean the Personal Property Security Act of any province to which relevant Collateral is subject, and any other applicable federal or provincial statute (including the Civil Code of Quebec) pertaining to the granting, perfecting, priority or ranking of Liens or personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time.

“Recovery” shall have the meaning set forth in Section 7.8 hereof.

“Reorganization Subordinated Securities” shall mean any debt or equity securities of any Grantor or any other Person that are distributed to any Second Lien Secured Party in respect of the Second Lien Debt pursuant to a confirmed plan of reorganization or adjustment that is effective after the date hereof and that (a) (i) in the case of debt securities, are unsecured and subordinated in right of payment to the First Lien Debt (or any debt securities issued in substitution of all or any portion of the First Lien Debt) to at least the same extent as the Second Lien Debt is subordinated to the First Lien Debt and (ii) in the case of equity securities, are subordinated in right of payment to any equity securities issued in substitution of all or any portion of the First Lien Debt to at least the same extent as the Second Lien Debt, (b) do not have the benefit of any obligation of any Person (whether as issuer, guarantor or otherwise) unless the First Lien Debt has at least the same benefit of the obligation of such Person, and (c) do not have any terms, and are not subject to or entitled to the benefit of any agreement or instrument that has terms, that are more burdensome to the issuer of or other obligor on such debt or equity securities than are the terms of the First Lien Debt~~, and (d) if secured by Liens on any assets of any Grantor, such Liens are subordinated to the Liens of First Lien Agent to at least the same extent as the Liens of Second Lien Agent on the Collateral are subordinated to the Liens of First Lien Agent on the Collateral~~.

“Retained First Lien Obligations” shall have the meaning set forth in Section 8.2(a) hereof.

“Second Lien Agent” shall mean Wilmington Savings Fund Society, FSB, in its capacity as indenture trustee and collateral agent under the Second Lien Documents, and also includes any successor, replacement or agent acting on its behalf as Second Lien Agent for the Second Lien Secured Parties under the Second Lien Documents.

“Second Lien Agent Payments” shall mean (i) except during the occurrence and continuance of a Second Lien Agent Payment Trigger Event, any payments of the fees, costs, expenses, and other amounts payable to the Second Lien Agent (for its own account) under the terms of the Second Lien Documents as in effect on the date hereof; and (ii) during the occurrence and continuance of a Second Lien Agent Payment Trigger Event, payments of the fees, costs, expenses, and other amounts payable to the Second Lien Agent (for its own account) under the terms of the Second Lien Documents as in effect on the date hereof, not to exceed $~~350,000~~175,000 for the first year following such Second Lien Agent Payment Trigger Event and $~~250,000~~125,000 for each year thereafter; provided, that if the actual amount of such fees, costs, expenses, and other amounts is less than the applicable cap for any given year, such unused amounts may be carried forward and used in subsequent years.

“Second Lien Agent Payment Trigger Event” shall mean, with respect to a Second Lien Agent Payment, (i) a First Lien Event of Default has occurred and is continuing, (ii) after giving effect to such Second Lien Agent Payment, Grantors have Liquidity (as defined in the First Lien Loan Agreement) of less than $20,000,000 as of the date of such Second Lien Agent Payment, and (iii) the Second Lien Agent has received written notice from the First Lien Agent that a Second Lien Agent Payment Trigger Event has occurred, which notice has not been withdrawn.

“Second Lien Debt” shall mean all “Obligations” as such term is defined in the Indenture, including, without limitation, obligations, liabilities and indebtedness of every kind, nature and description owing by any Grantor to any Second Lien Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Second Lien Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Second Lien Documents or after the commencement of any case with respect to any Grantor under any Bankruptcy Law or any other Insolvency or Liquidation Proceeding (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“Second Lien Default Notice” shall mean a written notice delivered to Grantors and First Lien Agent by Second Lien Agent, which notice describes the applicable Second Lien Event of Default and states that it constitutes a “Second Lien Default Notice” for purposes of this Intercreditor Agreement.

“Second Lien Documents” shall mean, collectively, the Indenture, the Second Lien Security Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Grantor or any other person to, with or in favor of any Second Lien Secured Party in connection therewith or related thereto, as all of the foregoing now exist or, subject to any restrictions set forth in this Intercreditor Agreement, may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other noteholder, lender or group of noteholders or lenders that at any time refinances, replaces or succeeds to all or any portion of the Second Lien Debt).

“Second Lien Event of Default” shall mean any “Event of Default” under the Indenture; provided that to the extent that any cash payment on account of the Second Lien Debt is not permitted to be made hereunder, the Company’s failure to make any such payment in cash shall not result in a default or event of default under the Indenture or any other Second Lien Document.

“Second Lien Guarantors” shall mean, collectively, (a) the “Guarantors”, as such term is defined in the Indenture, (b) any other person that at any time after the date hereof becomes a party to a guarantee in favor of Second Lien Agent or the Second Lien Holders in respect of any of the Second Lien Debt and (c) their respective successors and assigns.

“Second Lien Holders” shall mean, collectively, the “Holders”, as defined in the Indenture (and including any other noteholder, lender or group of noteholders or lenders that at any time refinances, replaces or succeeds to all or any portion of the Second Lien Debt); sometimes being referred to herein individually as a “Second Lien Holder”.

“Second Lien Interest Payments” shall mean regularly scheduled, non-default, quarterly interest payments paid when due and payable under the terms of the Second Lien Documents, as in effect on the date hereof.

“Second Lien Interest Payment Conditions” means (i) no First Lien Event of Default has occurred and is continuing or would be caused as a result of making any such Second Lien Interest Payment, (ii) calculated on a pro forma basis after giving effect to any such payment as a Debt Payment (as defined in the First Lien Loan Agreement), the Grantors shall have a Fixed Charge Coverage Ratio (as defined in the First Lien Loan Agreement) of at least 1.10 to 1.00 for the twelve (12) month period most recently ended, and (iii) after giving effect to any such payment, Grantors shall have (x) Liquidity (as defined in the First Lien Loan Agreement) of not less than $20,000,000 as of the date of such payment and (y) average Liquidity of not less than $20,000,000 for the 10 consecutive calendar day period prior to delivery of the compliance certificate in accordance with clause (1) of this definition, and the 10 consecutive calendar day period prior to making such payment; in each case with respect to clauses (i)-(iii) above, (1) as evidenced by a compliance certificate (in substantially the form attached as Exhibit A hereto), delivered to both the First Lien Agent and the Second Lien Agent three Business Days prior to the making of any such payment, and including detailed calculations with respect to the conditions set forth in clauses (ii) and (iii) above, and (2) as further evidenced by a compliance certificate (in substantially the form attached as Exhibit A hereto), delivered to First Lien Agent on the date such payment is made, and including detailed calculations with respect to the conditions set forth in clauses (ii) and (iii) above.

“Second Lien Other Payments” shall mean any payment on account of the Second Lien Debt other than Second Lien Interest Payments and Second Lien Agent Payments.

“Second Lien Payment Default” shall mean any “Event of Default” as defined in the Second Lien Documents resulting from the failure of the Company or the Second Lien Guarantors to pay, when due, any principal, premium, if any, interest, fees or other monetary obligations under the Second Lien Documents.

“Second Lien Secured Parties” shall mean, collectively, (a) Second Lien Agent, (b) the Second Lien Holders, (c) each other person to whom any of the Second Lien Debt is owed and (d) the successors, replacements and assigns of each of the foregoing; sometimes being referred to herein individually as a “Second Lien Secured Party”.

“Second Lien Security Agreement” shall mean the Pledge and Security Agreement, dated as of the date hereof, by and among Grantors and Second Lien Agent, as collateral agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Secured Parties” shall mean, collectively, the First Lien Secured Parties and the Second Lien Secured Parties; sometimes being referred to herein individually as a “Secured Party”.

“Standstill Period” shall have the meaning set forth in Section 4.1(a) hereof.

“Subsidiary” shall mean any “Subsidiary” of any Grantor as defined in the First Lien Loan Agreement.

“Transferring Lenders” shall have the meaning set forth in Section 8.2(b) hereof.

“Triggering Event” shall mean any of the following: (a) an acceleration of the maturity of all or any material portion of the First Lien Debt, (b) the exercise of any Lien Enforcement Action by the First Lien Secured Parties in respect of a material portion of Collateral, (c) if a First Lien Event of Default exists and is continuing, First Lien Lenders elect not to make any additional loans or advances or issue or cause to be issued letters of credit under the First Lien Documents at a time when there is Excess Availability (as defined in the First Lien Documents) to make such loans or advances or issue or cause to be issued letters of credit under the First Lien Documents for a period of more than five (5) consecutive Business Days, (d) the occurrence of a Second Lien Payment Default that remains uncured or unwaived for a period of thirty (30) days after the receipt by the First Lien Agent of a written notice from Second Lien Agent stating that there has been a Second Lien Payment Default, or (e) the commencement of an Insolvency or Liquidation Proceeding by or against any Grantor.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

1.2          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and as to any Borrower, any Guarantor or any other Grantor shall be deemed to include a receiver, trustee or debtor-in-possession on behalf of any of such person or on behalf of any such successor or assign, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Intercreditor Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Intercreditor Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2.          LIEN PRIORITIES

2.1          Acknowledgment of Liens.

(a)       ~~First Lien Agent, on behalf of itself and each First Lien Secured Party, hereby acknowledges that Second Lien Agent, acting for and on behalf of the Second Lien Secured Parties, has been granted Liens upon all of the Collateral pursuant to the Second Lien Documents to secure the Second Lien Debt.~~  Reserved.

(b)      Second Lien Agent, on behalf of itself and each Second Lien Secured Party, hereby acknowledges that First Lien Agent, acting for and on behalf of the First Lien Secured Parties, has been granted Liens upon all of the Collateral pursuant to the First Lien Documents to secure the First Lien Debt.

2.2          Relative Priorities.  Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens granted to First Lien Agent or the First Lien Secured Parties or Second Lien Agent or any Second Lien Secured Party and notwithstanding any provision of the UCC, or any applicable law or any provisions of the First Lien Documents or the Second Lien Documents or any other circumstance whatsoever:

(a)      Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties for whom it is acting as agent, hereby agrees that: (A) any Lien on the Collateral securing the First Lien Debt now or hereafter held by or for the benefit or on behalf of any First Lien Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the Collateral securing the Second Lien Debt now or hereafter held by or for the benefit or on behalf of any Second Lien Secured Party or any agent or trustee therefor; and (B) any Lien (if any) on the Collateral securing any of the Second Lien Debt now or hereafter held by or for the benefit or on behalf of any Second Lien Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Debt.

(b)      All Liens on the Collateral securing any First Lien Debt shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Debt for all purposes, whether or not such Liens securing any First Lien Debt are subordinated to any Lien securing any other obligation of any Grantor or any other Person.

2.3          Prohibition on Contesting Liens or Claims.  ~~Each of First Lien Agent, for itself and on behalf of the other First Lien Secured Parties, and~~ Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (a) the perfection, priority, validity or enforceability of a Lien held by or for the benefit or on behalf of any First Lien Secured Party in any Collateral ~~or by or on behalf of any Second Lien Secured Party in any Collateral, as the case may be~~ or (b) the extent, validity, allowability or enforceability of any First ~~Lien Debt or Second~~ Lien Debt, as applicable, secured or purported to be secured thereby; provided, that, nothing in this Intercreditor Agreement shall be construed to prevent or impair the rights of any First Lien Secured Party or Second Lien Secured Party to enforce this Intercreditor Agreement.

2.4          No New Liens.  So long as the Discharge of First Lien Debt has not occurred, the parties hereto agree that, after the date hereof, if any Second Lien Secured Party shall hold any Lien on any assets of any Grantor securing any Second Lien Debt that are not also subject to the first priority Lien of First Lien Agent under the First Lien Documents (unless as a result of the written waiver by First Lien Agent of such Lien), upon demand by First Lien Agent or such Grantor, at First Lien Agent’s option, either such Second Lien Secured Party shall release such Lien or such Grantor shall grant a Lien thereon to First Lien Agent in a manner and on terms satisfactory to First Lien Agent.  To the extent that the provisions of this Section 2.4 are not complied with for any reason, without limiting any other right or remedy available to First Lien Agent or any other First Lien Secured Party, Second Lien Agent agrees, for itself and on behalf of the other Second Lien Secured Parties, that any amount received by or distributed to any Second Lien Secured Party pursuant to or as a result of any Lien granted in contravention of this Section shall be subject to Section 5 hereof.

2.5          Similar Liens and Agreements; Legend.

(a)       ~~The parties hereto agree, subject to the other provisions of this Intercreditor Agreement, upon request by First Lien Agent or Second Lien Agent, as the case may be, to advise the other from time to time of the Collateral for which such party has taken steps to perfect its Liens and to identify the parties obligated under the First Lien Documents or the Second Lien Documents, as the case may be.~~Reserved.

(b)      Grantors hereby agree, and Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, hereby agrees and confirms, that any and all Second Lien Documents shall at all times include the following language (or language to similar effect approved by First Lien Agent):

"Anything herein to the contrary notwithstanding, the liens and security interests securing the obligations evidenced by this [note/security agreement/note document], the exercise of any right or remedy with respect thereto, and certain of the rights of the holder hereof are subject to the provisions of the Intercreditor Agreement dated as of August 31, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”), by and between PNC Bank, National Association, as First Lien Agent, and Wilmington Savings Fund Society, FSB, as Second Lien Agent.  In the event of any conflict between the terms of the Intercreditor Agreement and this [note/security agreement/note document], the terms of the Intercreditor Agreement shall govern and control."

Section 3.          PAYMENT RESTRICTIONS

3.1          Payment Restrictions Regarding Second Lien Debt.  Second Lien Agent, on behalf of itself and the other Second Lien Secured Parties, agrees that, prior to the Discharge of First Lien Debt, Second Lien Agent and the other Second Lien Secured Parties shall not have any right to receive payment on account of the Second Lien Debt other than Permitted Second Lien Payments as and when due.  Except as set forth in the immediately preceding sentence, and notwithstanding the terms of the Second Lien Documents, Second Lien Agent, on behalf of itself and the other Second Lien Secured Parties, hereby agrees that it will not accept any Distribution (other than Reorganization Subordinated Securities) with respect to the Second Lien Debt until the Discharge of First Lien Obligations. Each Grantor may resume making Permitted Second Lien Payments pursuant to clauses (a) and (b) of the definition of Permitted Second Lien Payments and clause (i) of the definition of Second Lien Agent Payments (and may make any such Permitted Second Lien Payments missed due to the application of this Section 3.1 hereof) at any time that such payments are not prohibited by the provisos within clauses (a) and (b) of the definition of Permitted Second Lien Payments or the exception within clause (ii) of the definition of Second Lien Agent Payments, as applicable.  For the avoidance of doubt, nothing herein shall limit or impair (x) the ability of the Second Lien Secured Parties to convert the Second Lien Debt into equity interests of the Borrower in accordance with the Second Lien Documents, and in connection with such conversion, to receive payments in cash solely with respect to fractional equity interests that cannot otherwise be converted into equity interests of the Borrower in accordance with the Second Lien Documents; provided, however, that in the event that any such cash payment(s) on account of fractional equity interests would cause the aggregate amount of such cash payments in any fiscal year to exceed $~~1,000,000~~500,000, Grantors shall provide First Lien Agent and Second Lien Agent with written notice prior to the making of any such payment(s) and such payment(s) shall be subject to satisfaction of the conditions set forth in clause (b) of the definition of “Permitted Second Lien Payments” with respect to Second Lien Other Payments; or (y) the right of any Second Lien Holder to trade, sell or otherwise dispose of any Second Lien Debt to any Person (other than a Grantor or any Subsidiary (as defined in the Indenture) of any Grantor) (such transaction a “Second Lien Trade”), and to accept and retain any cash or other consideration (other than from a Grantor or any Subsidiary (as defined in the Indenture) of any Grantor) in connection with any such Second Lien Trade.

Section 4.          ENFORCEMENT

4.1          Exercise of Rights and Remedies.  Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties:

(a)      will not, so long as the Discharge of First Lien Debt has not occurred, enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff or notification of account debtors) with respect to any Collateral (including the enforcement of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which Second Lien Agent or any other Second Lien Secured Party is a party) or commence or join with any Person (other than First Lien Agent) in commencing, or filing a petition for, any action or proceeding with respect to such rights or remedies (including any such enforcement or exercise in any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding); ~~provided, that, subject at all times to the provisions of~~

~~Section 5 of this Intercreditor Agreement, the Second Lien Agent may enforce or exercise any or all such rights and remedies, or commence or petition for any such action or proceeding, after a period ending two hundred and ten (210) days after the receipt by First Lien Agent of a Second Lien Default Notice from the Second Lien Agent (the “Standstill Period”); provided, that, as of the expiration of the Standstill Period, the applicable Second Lien Event of Default that was the subject of the Second Lien Default Notice received by the First Lien Agent which commenced the applicable Standstill Period remains uncured, unremedied or unwaived as of the expiration of the Standstill Period; provided, further, however, that, notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall any Second Lien Agent or any other Second Lien Secured Party enforce or exercise any rights or remedies with respect to any Collateral, or commence or petition for any such action or proceeding (including taking such enforcement or exercise in any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding), if the First Lien Agent or any other First Lien Secured Party shall have commenced, prior to the expiration of the Standstill Period, a Lien  Enforcement Action and shall be pursuing the same in good faith (including, without limitation, any of the following, if undertaken and pursued to consummate the sale of such Collateral within a commercially reasonable time: solicitation of bids from third parties to conduct the liquidation of all or any material portion of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting or selling all or any material portion of the Collateral, the notification of account debtors to make payments to Frist Lien Agent or its agents, the initiation of any action to take possession of all or any material portion of the Collateral or the commencement of any legal proceedings or actions against or with respect to all or any material portion of the Collateral);~~

(b)      will not contest, protest or object to any Lien Enforcement Action brought by First Lien Agent or any other First Lien Secured Party, or any other enforcement or exercise by any First Lien Secured Party of any rights or remedies relating to the Collateral under the First Lien Documents or otherwise~~, so long as the Liens of Second Lien Agent attach to the proceeds thereof subject to the relative priorities set forth in Section 2.2 and such actions or proceedings are being pursued in good faith~~;

(c)      will not object to the forbearance by First Lien Agent or the other First Lien Secured Parties from commencing or pursuing any Lien Enforcement Action or any other enforcement or exercise of any rights or remedies with respect to any of the Collateral;

(d)      will not, so long as the Discharge of First Lien Debt has not occurred and except for actions permitted under Section 4.1(a) above, take or receive any Collateral, or any proceeds thereof or payment with respect thereto, in connection with the exercise of any right or remedy (including any right of setoff) with respect to any Collateral or in connection with any insurance policy award or any condemnation award (or deed in lieu of condemnation), and any such payment or proceeds received in violation of the foregoing shall be applied in accordance with Section 5.1;

(e)      will not take any action that would, or could reasonably be expected to, hinder, in any manner, any exercise of remedies under the First Lien Documents, including any sale or other disposition of any Collateral, whether by foreclosure or otherwise and acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Document shall be deemed to restrict in any way the rights and remedies of First Lien Agent or the other First Lien Secured Parties with respect to the Collateral as set forth in this Intercreditor Agreement and the First Lien Documents;

(f)      will not object to the manner in which First Lien Agent or any other First Lien Secured Party may seek to enforce or collect the First Lien Debt or the Liens of such First Lien Secured Party, regardless of whether any action or failure to act by or on behalf of First Lien Agent or any other First Lien Secured Party is, or could be, adverse to the interests of the Second Lien Secured Parties, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any other rights a junior secured creditor may have under applicable law with respect to the matters described in this clause (f); provided, that, at all times First Lien Agent is acting in good faith; and

(g)     will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Lien Debt or any Lien of First Lien Agent or this Intercreditor Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Intercreditor Agreement.

Notwithstanding anything to the contrary set forth in this Section 3.1 or elsewhere in this Intercreditor Agreement, the Second Lien Secured Parties shall at all times be permitted to take any Permitted Second Lien Action against any Grantor.

4.2          Rights As Unsecured Creditors.  To the extent not inconsistent with, or otherwise prohibited by, the terms of this Intercreditor Agreement, Second Lien Agent and the other Second Lien Secured Parties may exercise rights and remedies as an unsecured creditor against any Grantor in accordance with the terms of the Second Lien Documents and applicable law.  For purposes hereof, the rights of an unsecured creditor do not include a creditor that holds a judgment Lien.

4.3          Release of Junior Liens.

(a)      If in connection with any sale, lease, license, exchange, transfer or other disposition of any Collateral permitted under the terms of the First Lien Documents (whether or not an event of default or equivalent event thereunder, and as defined therein, has occurred and is continuing) or consented to or approved by First Lien Agent or in connection with the exercise of First Lien Agent’s remedies in respect of the Collateral provided for in Section 4.1 (provided, that, after giving effect to the release, the Net Proceeds of any such sale, lease, license, exchange, transfer or other disposition are applied in accordance with Section 5.1(a)), First Lien Agent, for itself or on behalf of any of the other First Lien Secured Parties, releases any of its Liens on any part of the Collateral, then effective upon the consummation of such sale, lease, license, exchange, transfer or other disposition:

(i)          the Liens, if any, of Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Secured Parties, on such Collateral shall be automatically,

unconditionally and simultaneously released to the same extent as the release of First Lien Agent’s Lien,

(ii)        Second Lien Agent, for itself or on behalf of the other Second Lien Secured Parties, shall promptly upon the request of First Lien Agent execute and deliver such release documents and confirmations of the authorization to file UCC amendments and terminations or PPSA discharges or financing change statements provided for herein, as applicable, in each case as First Lien Agent may require in its Permitted Discretion in connection with such sale or other disposition by First Lien Agent, First Lien Agent’s agents or any Grantor with the consent of First Lien Agent to evidence and effectuate such termination and release; provided, that, any such release, UCC amendment or termination or PPSA discharges or financing change statements by Second Lien Agent shall not extend to or otherwise affect any of the rights, if any, of Second Lien Agent to the proceeds from any such sale or other disposition of Collateral, subject to the priorities set forth herein,

(iii)        Second Lien Agent, for itself or on behalf of the other Second Lien Secured Parties, shall be deemed to have authorized First Lien Agent to file UCC amendments and terminations covering the Collateral so sold or otherwise disposed of as to UCC financing statements between any Grantor and Second Lien Agent or any other Second Lien Secured Party (in the case of Collateral subject to the UCC) to evidence such release and termination, and

(iv)       Second Lien Agent, for itself or on behalf of the other Second Lien Secured Parties, shall be deemed to have consented under the applicable Second Lien Documents to such sale, lease, license, exchange, transfer or other disposition to the same extent as the consent of First Lien Agent and the other First Lien Secured Parties.

(b)       Until the Discharge of First Lien Debt has occurred, Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby irrevocably constitutes and appoints First Lien Agent and any officer or agent of First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Second Lien Agent or such holder or in First Lien Agent’s own name, from time to time in First Lien Agent’s discretion, for the limited purpose of carrying out the terms of this Section 4.3, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 4.3, including any termination statements, endorsements or other instruments of transfer or release.  The power of attorney granted herein is a power coupled with an interest, shall survive the legal incapacity of Second Lien Agent and extends to the successors of Second Lien Agent.  Nothing contained in this Intercreditor Agreement shall be construed to modify the obligation of First Lien Agent to act in a commercially reasonable manner in the exercise of its rights to sell, lease, license, exchange, transfer or otherwise dispose of any Collateral.

(c)       In the event that any lien or security interest is granted in favor of Second Lien Agent in any of the Collateral, then promptly upon First Lien Agent’s request, Second Lien Agent shall execute and/or deliver to First Lien Agent such termination statements and releases as First Lien Agent shall reasonably request to effect the release of the lien or security interest of Second Lien Agent in such Collateral.  In furtherance of the foregoing, Second Lien Agent hereby irrevocably appoints First Lien Agent as its attorney-in-fact, with full authority in the place and stead of Second Lien Agent and in the name of Second Lien Agent or otherwise, to execute, deliver and/or file any document or instrument which Second Lien Agent may be required to deliver pursuant to this Section 4.3(c).

4.4         Insurance and Condemnation Awards.  So long as the Discharge of First Lien Debt has not occurred, First Lien Agent and the other First Lien Secured Parties shall have the sole and exclusive right, subject to the rights of Grantors under the First Lien Documents, to settle and adjust claims in respect of Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation in respect of the Collateral.  So long as the Discharge of First Lien Debt has not occurred, all proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall be applied in accordance with Section 5.1(a).  Until the Discharge of First Lien Debt, if Second Lien Agent or any other Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall pay such proceeds over to First Lien Agent in accordance with the terms of Section 5.2.

Section 5.          PAYMENTS

5.1          Application of Proceeds.

(a)       So long as the Discharge of First Lien Debt has not occurred, the Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies (including without limitation in connection with an Insolvency or Liquidation Proceeding), shall be applied in the following order of priority:

(i)          first, to the First Lien Debt and for cash collateral as required under the First Lien Documents, and in such order as specified in the relevant First Lien Documents until the Discharge of First Lien Debt has occurred;

(ii)          second, ~~to the Second Lien Debt in such order as specified in the relevant Second Lien Documents until the Discharge of Second Lien Debt has occurred; and~~

~~(iii)         third,~~ to the applicable Grantor or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(b)      ~~After the Discharge of the First Lien Debt, so long as the Discharge of the Second Lien Debt has not occurred, the Collateral or any proceeds thereof shall be applied, to the extent required under the Second Lien Documents, to the Second Lien Debt in accordance with the Second Lien Documents.~~ Reserved.

(c)          The foregoing provisions of this Intercreditor Agreement are intended solely to govern the respective Lien priorities as among Second Lien Agent~~,~~ and First Lien Agent and shall not impose on First Lien Agent or any other First Lien Secured Party any obligations in respect of the disposition of proceeds of foreclosure on any Collateral which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law.

5.2          Payments Over.

(a)       So long as the Discharge of First Lien Debt has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, Second Lien Agent agrees, for itself and on behalf of the other Second Lien Secured Parties, that any Collateral or proceeds thereof or payment with respect thereto received by Second Lien Agent or any other Second Lien Secured Party (including any right of set-off) with respect to the Collateral, and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), shall be segregated and held in trust and promptly transferred or paid over to First Lien Agent for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct.  First Lien Agent is hereby authorized to make any such endorsements or assignments as agent for Second Lien Agent.  This authorization is coupled with an interest and is irrevocable.  The Second Lien Agent shall have no obligation to segregate, hold in trust, and transfer or pay over any proceeds of Collateral or payments if, with respect to any applicable payment, (i) other than with respect to Second Lien Agent Payments, the Second Lien Agent shall have received the compliance certificate(s) required to be delivered to Second Lien Agent pursuant to clause (b) of the definition of “Permitted Second Lien Payments” or pursuant to the definition of “Second Lien Interest Payment Conditions”, as applicable, and such compliance certificate(s) certify as to the satisfaction of the conditions set forth in such definitions, and (ii) the Second Lien Agent did not otherwise have actual knowledge of the applicable payment being in contravention of this Agreement and had paid out, applied or retained the applicable payment amount in accordance with the Second Lien Documents prior to acquiring such knowledge.

~~(b)      So long as the Discharge of First Lien Debt has occurred and the Discharge of Second Lien Debt has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, any Collateral or proceeds thereof or any payment with respect thereto, including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) shall be applied, to the extent required under the Second Lien Documents, to the Second Lien Debt in accordance with the Second Lien Documents.~~

~~Section 6.          BAILEE FOR PERFECTION~~

~~6.1          Each Agent as Bailee.~~

~~(a)       Each Agent agrees to hold any Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of such Agent, or of agents or bailees of such Agent (such Collateral being referred to herein as the “Pledged Collateral”) as gratuitous bailee and sub-collateral agent for and on behalf of the other Agent solely for the purpose of perfecting the Lien granted to the other Agent in such Pledged Collateral (including, but not limited to, any securities or any deposit accounts or securities accounts, if any) pursuant to the First Lien Documents or Second Lien Documents, as applicable, subject to the terms and conditions of this Section 6.~~

(b)       ~~Until the Discharge of First Lien Debt has occurred, First Lien Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First Lien Documents as if the Liens of Second Lien Agent under the Second Lien Documents did not exist.  Until the Discharge of First Lien Debt has occurred, the rights of Second Lien Agent shall at all~~

~~times be subject to the terms of this Intercreditor Agreement and to First Lien Agent’s rights under the First Lien Documents.  After the date that Second Lien Agent receives a Discharge of First Lien Debt Notice, and until the Discharge of Second Lien Debt has occurred, the Second Lien Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the Second Lien Documents.~~  Reserved.

~~(c)      Each Agent shall have no obligation whatsoever to any other Agent or any other Secured Party to assure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 6.  The duties or responsibilities of each Agent under this Section 6 shall be limited solely to holding the Pledged Collateral as gratuitous bailee and sub-collateral agent for and on behalf of the other Agent for purposes of perfecting the Lien held by the other Agent.~~

~~(d)       Each Agent shall not have by reason of the First Lien Documents, the Second Lien Documents, or this Intercreditor Agreement, or any other document, a fiduciary relationship in respect of the other Agent or any of the other Secured Parties and shall not have any liability to the other Agent or any other Secured Party in connection with its holding the Pledged Collateral, other than for its gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction.~~

~~6.2        Transfer of Pledged Collateral.  Upon the Discharge of First Lien Debt, to the extent permitted under applicable law, First Lien Agent shall, without recourse or warranty, transfer the possession and control of the Pledged Collateral, if any, then in its possession or control to the Second Lien Agent (for the benefit of the Second Lien Secured Parties), except in the event and to the extent First Lien Agent or any other First Lien Secured Party has retained or otherwise acquired such Collateral (i) in full or partial satisfaction of any of the First Lien Debt, or (ii) as cash collateral as contemplated under clause (c) of the definition of “Discharge of First Lien Debt”, such Collateral is sold or otherwise disposed of by First Lien Agent or any other First Lien Secured Party or by a Grantor as provided herein or it is otherwise required by any order of any court or other governmental authority or applicable law or would result in the risk of liability of First Lien Agent or any First Lien Secured Party to any third party.  The foregoing provision shall not impose on First Lien Agent or any other First Lien Secured Party any obligations which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law.  In connection with any transfer described herein to Second Lien Agent, First Lien Agent agrees to take reasonable actions in its power (with all costs and expenses in connection therewith to be for the account of and to be paid by Grantors) as shall be reasonably requested by Second Lien Agent to permit Second Lien Agent to obtain, for the benefit of the Second Lien Secured Parties, a first priority Lien in the Pledged Collateral.~~

Section 6.          [RESERVED]

Section 7.          INSOLVENCY OR LIQUIDATION PROCEEDINGS

7.1        General Applicability.  This Intercreditor Agreement shall be applicable both before and after the institution of any Insolvency or Liquidation Proceeding involving any Grantor, including, without limitation, the filing or application of any petition by or against any Grantor under the Bankruptcy Code or under any other Bankruptcy Law and all converted or subsequent cases in respect thereof, and all references herein to any Grantor shall be deemed to apply to the trustee for such Grantor and such Grantor as debtor-in-possession.  The relative rights of the First Lien Secured Parties and the Second Lien Secured Parties in or to any distributions from or in respect of any Collateral or proceeds of Collateral shall continue after the institution of any Insolvency or Liquidation Proceeding involving any Grantor, including, without limitation, the filing or application of any petition by or against any Grantor under the Bankruptcy Code or under any other Bankruptcy Law and all converted cases and subsequent cases, on the same basis as prior to the date of such institution, subject to any court order approving the financing of, or use of cash collateral by, any Grantor as debtor-in-possession, or any other court order affecting the rights and interests of the parties hereto not in conflict with this Intercreditor Agreement.  This Intercreditor Agreement shall constitute a Subordination Agreement for the purposes of Section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency or Liquidation Proceeding in accordance with its terms.

7.2         Bankruptcy Financing.  If any Grantor becomes subject to any Insolvency or Liquidation Proceeding, until the Discharge of First Lien Debt has occurred, Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that:

(a)       such Second Lien Secured Parties will raise no objection to, nor support any other Person objecting to, and will be deemed to have consented to, the use of any Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law or any post-petition or post-filing financing, provided by any First Lien Secured Party (or provided by any other Person and consented to by First Lien Agent) under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law or pursuant to an order granted in any Insolvency or Liquidation Proceeding granting a priority debtor-in-possession or interim financing charge (a “DIP Financing”), will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing ~~except as set forth in Section 7.4 below~~ and, to the extent the Liens securing the First Lien Debt are subordinated to or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) the Liens (if any) granted to such Second Lien Secured Parties to such DIP Financing on the same terms as such Liens are subordinated to the Liens granted to First Lien Agent hereunder (and such subordination will not alter in any manner the terms of this Intercreditor Agreement), to any adequate protection provided to the First Lien Secured Parties and to any “carve out” agreed to by First Lien Agent; provided, that:

(i)          First Lien Agent does not oppose or object to such use of cash collateral or DIP Financing,

(ii)         the DIP Financing (to the extent provided by a First Lien Secured Party, provided that the restrictions set forth in Section 10.4 hereof shall not apply with respect to any such DIP Financing) is treated as First Lien Debt hereunder,

(iii)        the Liens granted to the First Lien Secured Parties in connection with DIP Financing provided by a First Lien Secured Party are subject to this Intercreditor Agreement and considered to be Liens of First Lien Agent for purposes hereof,

(iv)       ~~Second Lien Agent retains a Lien on the Collateral (including proceeds thereof) with the same priority as existed prior to such Insolvency or Liquidation Proceeding (except to the extent of any “carve out” agreed to by First Lien Agent),~~[reserved],

(v)         ~~Second Lien Agent receives replacement Liens on all post-petition or post-filing assets of any Grantor in which any of First Lien Agent obtains a replacement Lien, or which secure the DIP Financing, with the same priority relative to the Liens of First Lien Agent as existed prior to such Insolvency or Liquidation Proceeding~~[reserved], and

(vi)        such Second Lien Secured Parties may oppose or object to such use of Cash Collateral or DIP Financing on the same bases as an unsecured creditor, so long as such opposition or objection is not based on the Second Lien Secured Parties’ status as secured creditors ~~and in connection with such opposition or objection, the Second Lien Secured Parties affirmatively state that such Second Lien Secured Parties are undersecured secured creditors~~; and

(b)       no such Second Lien Secured Party shall, directly or indirectly, provide, or seek to provide, DIP Financing secured by Liens equal or senior in priority to the Liens on the Collateral of First Lien Agent, without the prior written consent of First Lien Agent.

7.3          Relief from the Automatic Stay.  Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, so long as the Discharge of First Lien Debt has not occurred, no such Second Lien Secured Parties shall, without the prior written consent of First Lien Agent, seek or request relief from or modification of the automatic stay or any other stay proceedings in any Insolvency or Liquidation Proceeding in respect of any part of the Collateral, any proceeds thereof or any Lien securing any of the Second Lien Debt.

7.4          Adequate Protection.

(a)       Second Lien Agent, on behalf of itself and the other Second Lien Secured Parties, agrees that none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by First Lien Agent or any of the other First Lien Secured Parties for adequate protection or any adequate protection provided to First Lien Agent or other First Lien Secured Parties or (ii) any objection by First Lien Agent or any of the other First Lien Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (iii) the payment of interest, fees, expenses or other amounts to First Lien Agent or any other First Lien Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or under any comparable provision of any other Bankruptcy Law.

(b)      Second Lien Agent, on behalf of itself and the other Second Lien Secured Parties, agrees that none of them shall seek or accept adequate protection without the prior written consent of First Lien Agent~~; except, that, Second Lien Agent, for itself or on behalf of the other Second Lien Secured Parties, shall be permitted  to obtain adequate protection in the form of the benefit of additional or replacement Liens on the Collateral (including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding), or additional or replacement collateral to secure the Second Lien Debt, in connection with any DIP Financing or use of cash collateral as provided for in Section 7.2 above, or in connection with any such adequate protection obtained by First Lien Agent and the other First Lien Secured Parties, as long as in each~~

~~case, First Lien Agent is also granted such additional or replacement Liens or additional or replacement collateral and such Liens of Second Lien Agent or such other Second Lien Secured Party are subordinated to the Liens securing the First Lien Debt to the same extent as the Liens of Second Lien Agent and such other Second Lien Secured Parties on the Collateral are subordinated to the Liens of First Lien Agent and the other First Lien Secured Parties hereunder and  to obtain adequate protection in the form of reports, notices, inspection rights and similar forms of adequate protection to the extent granted to First Lien Agent~~.

7.5          Reorganization Securities.  If, in any Insolvency or Liquidation Proceeding, debt obligations of any reorganized Grantor secured by Liens upon any property of such reorganized Grantor are distributed, pursuant to a proposal or plan of compromise, arrangement or reorganization whose effective date is after the date hereof, on account of both the First Lien Debt and any Second Lien Debt, then, ~~to the extent the debt obligations distributed on account of the First Lien Debt and on account of the Second Lien Debt are secured by Liens upon the same assets or property,~~ the provisions of this Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

7.6        Separate Classes.  Each of the parties hereto irrevocably acknowledges and agrees that (a) the claims and interests of each of the First Lien Secured Parties and the Second Lien Secured Parties are not (and will not be) “substantially similar” within the meaning of Section 1122 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, (b) ~~the grants of the Liens to secure the First Lien Debt and the grants of the Liens to secure the Second Lien Debt, constitute (or will constitute) two separate and distinct grants of Liens~~[reserved], (c) the rights of the First Lien Secured Parties in the Collateral and the rights of the Second Lien Secured Parties in the Collateral are each fundamentally different from each other and (d) as a result of the foregoing, among other things, the First Lien Debt and the Second Lien Debt must be separately classified in any proposal or plan of compromise, arrangement or reorganization proposed or adopted in any Insolvency or Liquidation Proceeding.

7.7        Asset Dispositions.  Until the Discharge of First Lien Debt has occurred, the Second Lien Secured Parties shall consent and not otherwise object to a sale or other disposition of any Collateral under the Bankruptcy Code, including Sections 363, 365 and 1129 or under any comparable provision of any other Bankruptcy Law, free and clear of any Liens thereon securing Second Lien Debt (and including any motion for bid or other procedures relating to such sale or disposition), if the First Lien Secured Parties have consented to such sale or other disposition (or such procedures) ~~so long as the net cash proceeds are applied (i) pursuant to court order such that the Liens of the Second Lien Secured Parties attach to the net proceeds of the Asset Sale with the same priority and validity as the Liens held by the Second Lien Secured Parties on such Collateral, and the Liens remain subject to the terms of this Intercreditor Agreement, or (ii) the proceeds of the Asset Sale are applied in accordance with Section 5.1(a) hereof~~. Nothing in this Section 7.7 shall preclude any Secured Party from seeking to be the purchaser, assignee or other transferee of any Collateral in connection with any such sale or other disposition of Collateral under any Bankruptcy Law.  The Second Lien Secured Parties agree that the First Lien Secured Parties shall have the right to credit bid under Section 363(k) of the Bankruptcy Code or under any comparable provision of any other Bankruptcy Law with respect to, or otherwise object to any such sale or other disposition of, the Collateral.

7.8          Preference Issues.  If any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor any amount (a “Recovery”), then the First Lien Debt shall be reinstated to the extent of such Recovery and the First Lien Secured Parties shall be entitled to a Discharge of First Lien Debt with respect to all such recovered amounts.  If this Intercreditor Agreement shall have been terminated prior to such Recovery, this Intercreditor Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

7.9         Certain Waivers as to Section 1111(b)(2) of Bankruptcy Code.  Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, waives any claim any Second Lien Secured Party may hereafter have against any First Lien Secured Party arising out of the election by any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law.  First Lien Agent, for itself and on behalf of the other First Lien Secured Parties, waives any claim any First Lien Secured Party may hereafter have against any such Second Lien Secured Party arising out of the election by any such Second Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law.

7.10          No Challenges to Claims.  Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no such Second Lien Secured Parties shall oppose or seek to challenge any claim by any First Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of any First Lien Debt, including those consisting of post-petition interest, fees or expenses.  First Lien Agent, for itself and on behalf of the other First Lien Secured Parties, agrees that no First Lien Secured Party shall oppose or seek to challenge any claim by any Second Lien Secured Parties for allowance in any Insolvency or Liquidation Proceeding of any Second Lien Debt, including those consisting of post-petition interest, fees or expenses.

7.11          Other Bankruptcy Laws.  In the event that an Insolvency or Liquidation Proceeding is filed in a jurisdiction other than the United States or is governed by any Bankruptcy Law other than the Bankruptcy Code, each reference in this Intercreditor Agreement to a section of the Bankruptcy Code shall be deemed to refer to the substantially similar or corresponding provision of the Bankruptcy Law applicable to such Insolvency or Liquidation Proceeding, or in the absence of any specific similar or corresponding provision of the Bankruptcy Law, such other general Bankruptcy Law as may be applied in order to achieve substantially the same result as would be achieved under each applicable section of the Bankruptcy Code.

Section 8.          ~~SECOND LIEN SECURED PARTIES’ PURCHASE OPTION~~[RESERVED]

~~8.1          Exercise of Option.  Each of the Second Lien Secured Parties shall have the option at any time within thirty (30) days of a Triggering Event (the “Purchase Option Period”) to purchase all (but not less than all) of the First Lien Debt from the First Lien Secured Parties.  The Second Lien Secured Parties electing to purchase (the “Purchasing Parties”) shall give at least five (5) Business Days written notice to First Lien Agent of their election to exercise such purchase option (the “Purchase Option Notice”).  A Purchase Option Notice from such Purchasing Parties to First Lien Agent shall be irrevocable.~~

~~8.2          Purchase and Sale.~~

~~(a)          On the date within the Purchase Option Period specified by the Purchasing Parties in the Purchase Option Notice (which shall not be less than five (5) Business Days, nor more than ten (10) Business Days, after the receipt by First Lien Agent of the Purchase Option Notice), the First Lien Secured Parties shall, subject to any required approval of any court or other regulatory or governmental authority then in effect, if any, sell to the Purchasing Parties, and the Purchasing Parties shall purchase from the First Lien Secured Parties, all of the First Lien Debt (the “First Lien Debt Purchase”).  Notwithstanding anything to the contrary contained herein, in connection with any such purchase and sale, the First Lien Secured Parties shall retain all rights under the First Lien Documents to be indemnified or held harmless by Grantors in accordance with the terms thereof (the “Retained First Lien Obligations”).~~

~~(b)          In connection with the First Lien Debt Purchase, each First Lien Lender and each Purchasing Party shall execute and deliver an assignment and acceptance agreement pursuant to which, among other things, each First Lien Lender shall assign to each Purchasing Party, such First Lien Lender’s pro rata share of the Commitments and First Lien Debt relating to the First Lien Debt Purchase.  In addition to and not in limitation of the foregoing, (i) contemporaneously with the consummation of the First Lien Debt Purchase, First Lien Agent shall resign as the “Agent” under the First Lien Documents and Second Lien Agent (acting as collateral agent for the Purchasing Parties, subject to Second Lien Agent’s prior written consent to act as “Agent” under the First Lien Documents, which it may withhold in its sole discretion) or such other Person as the Purchasing Parties shall designate, will be designated as the successor “Agent” under the First Lien Documents (the “Purchasing Party Agent”); and (ii) from and after the closing date of the First Lien Debt Purchase, each of the First Lien Lenders who execute and deliver an assignment and acceptance agreement with the Purchasing Parties (the “Transferring Lenders”) shall continue to be, and shall have all rights and remedies of, a “Lender” under the First Lien Documents; except that each such Transferring Lender shall have no further obligation whatsoever to make any loans, advances or other financial accommodations to or for the benefit of any Grantor under any First Lien Documents.  Subject to the other provisions of this Intercreditor Agreement, the Retained First Lien Obligations shall continue to be secured by the Collateral, the Retained First Lien Obligations shall be repaid, subject to Section 8.3(a)(iv) below, in accordance with the terms of the First Lien Loan Agreement and, subject to the terms of this Intercreditor Agreement, each Transferring Lender shall continue to have all rights and remedies of a Lender under the First Lien Loan Agreement and the other First Lien Documents.  First Lien Agent hereby represents and warrants that, as of the date hereof, no approval of any court or other regulatory or governmental authority is required for the First Lien Debt Purchase.  From and after the First Lien Debt Purchase, the Purchasing Party Agent and the other Second Lien Secured Parties for whom such Purchasing Party Agent is acting shall have the sole right to enforce all rights and remedies under the First Lien Documents and shall be permitted, notwithstanding anything to the contrary contained in Section 4.1 hereof, to immediately enforce any and all of its rights and remedies under the First Lien Documents and/or the Second Lien Documents.~~

~~8.3          Payment of Purchase Price.~~

~~(a)       Upon the date of such purchase and sale, the Purchasing Parties shall  pay to First Lien Agent for the account of the First Lien Secured Parties, as the purchase price, the full~~

~~amount of all of the First Lien Debt then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses),  without duplication of amounts paid under clause (i), furnish cash collateral to First Lien Agent in such amounts as First Lien Agent determines is reasonably necessary to secure the First Lien Secured Parties in connection with (x) any issued and outstanding letters of credit issued under the First Lien Documents (but not in any event in an amount greater than one hundred five (105%) percent of the aggregate undrawn face amount of such letters of credit) and (y) any Bank Product Obligations,  agree to reimburse the First Lien Secured Parties for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the First Lien Debt, and/or as to which the First Lien Secured Parties have not yet received final payment, and  agree to reimburse the First Lien Secured Parties in respect of indemnification obligations of Grantors under the First Lien Documents as to matters or circumstances known to the First Lien Secured Parties and disclosed in writing to the Purchasing Party Agent (unless such disclosure is not permitted under applicable law) at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to the First Lien Secured Parties.~~

~~(b)      Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of First Lien Agent as First Lien Agent may designate in writing to the Purchasing Party Agent for such purpose.  Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Purchasing Parties to the bank account designated by First Lien Agent are received in such bank account prior to 12:00 noon, New York City, New York time and interest shall be calculated to and including such Business Day if the amounts so paid by the Purchasing Parties to the bank account designated by First Lien Agent are received in such bank account later than 12:00 noon, New York City, New York time.~~

~~(c)       Ninety (90) days after all letters of credit outstanding under the First Lien Documents have been cancelled with the consent of the beneficiary thereof, expired or have been fully drawn, any remaining cash collateral will be returned to the Purchasing Parties that exercised their option to purchase.~~

~~8.4          Representations Upon Purchase and Sale.  Such purchase shall be expressly made without representation or warranty of any kind by the First Lien Secured Parties as to the First Lien Debt, the Collateral or otherwise and without recourse to the First Lien Secured Parties; except, that, each First Lien Secured Party shall represent and warrant, severally, as to it:  the amount of the First Lien Debt being purchased from it are as reflected in the books and records of such First Lien Secured Party (but without representation or warranty as to the collectability, validity or enforceability thereof), that such First Lien Secured Party owns the First Lien Debt being sold by it free and clear of any Lien and such First Lien Secured Party has the right to assign the First Lien Debt being sold by it and the assignment by it is duly authorized.~~

~~8.5          Notice from First Lien Agent Prior to Enforcement Action.  In the absence of an Exigent Circumstance (as defined below), First Lien Agent agrees that it will use commercially reasonable efforts to give Second Lien Agent five (5) Business Days prior written notice of its~~

~~intention to commence a Lien Enforcement Action, provided that First Lien Agent shall have no liability for failing to do so; and provided further that, absent Exigent Circumstances, if a Purchase Option Notice has been given, until the earlier of (i) 10 Business Days after the date of such notice and (ii) the expiration of the Purchase Option Period, the First Lien Secured Parties shall not commence any foreclosure or other action to sell or otherwise realize upon the Collateral; provided, that, the purchase and sale with respect to the First Lien Debt provided for herein shall have closed on or before the date set forth in the Purchase Option Notice.  Notwithstanding the foregoing, if an Exigent Circumstance exists, First Lien Agent will use commercially reasonable efforts to give Second Lien Agent notice as soon as practicable and in any event contemporaneously with the taking of such action, provided, that First Lien Agent shall have no liability for failing to do so.  As used herein “Exigent Circumstance” shall mean an event or circumstance that materially and imminently threatens the ability of First Lien Agent to realize upon all or a material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, destruction (other than to the extent covered by insurance), material waste or abscondment thereof.~~

Section 9.          RELIANCE; WAIVERS; REPRESENTATIONS; ETC.

9.1          Reliance.  The consent by the First Lien Secured Parties to the execution and delivery of the Second Lien Documents and the grant to Second Lien Agent, for and on behalf of itself and the other Second Lien Secured Parties, of a Lien on the Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the First Lien Secured Parties to any Grantor shall be deemed to have been given and made in reliance upon this Intercreditor Agreement.

9.2          No Warranties or Liability.

(a)      Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, acknowledges and agrees that each of First Lien Agent and the other First Lien Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Second Lien Agent agrees, for itself and on behalf of the other Second Lien Secured Parties, that the First Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the First Lien Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that Second Lien Agent or any of the other Second Lien Secured Parties have in the Collateral or otherwise, except as otherwise provided in this Intercreditor Agreement.  Neither First Lien Agent nor any of the other First Lien Secured Parties shall have any duty to Second Lien Agent or any of the other Second Lien Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the Second Lien Documents), regardless of any knowledge thereof which they may have or be charged with.

(b)     First Lien Agent, for itself and on behalf of the other First Lien Secured Parties, acknowledges and agrees that Second Lien Agent and the other Second Lien Secured

Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  First Lien Agent agrees, for itself and on behalf of the other First Lien Secured Parties, that the Second Lien Secured Parties will be entitled to manage and supervise their respective loans and notes under the Second Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Second Lien Secured Parties may manage their loans and notes without regard to any rights or interests that First Lien Agent or any of the other First Lien Secured Parties have in the Collateral or otherwise, except as otherwise provided in this Intercreditor Agreement.  Second Lien Agent and the other Second Lien Secured Parties shall not have any duty to First Lien Agent or any of the other First Lien Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the First Lien Documents), regardless of any knowledge thereof which they may have or be charged with.

9.3          No Waiver of Lien Priorities.  No right of First Lien Agent or any of the other First Lien Secured Parties to enforce any provision of this Intercreditor Agreement or any of the First Lien Documents shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by First Lien Agent or any other First Lien Secured Party, or by any noncompliance by any Person with the terms, provisions and covenants of this Intercreditor Agreement, any of the First Lien Documents or any of the Second Lien Documents, regardless of any knowledge thereof which First Lien Agent or any of the other First Lien Secured Parties may have or be otherwise charged with.

9.4          Representations by Second Lien Secured Parties.  Second Lien Agent, on behalf of the Second Lien Secured Parties, represents and warrants to First Lien Agent that:

(a)       the execution, delivery and performance of this Intercreditor Agreement by Second Lien Agent (i) is within the powers of Second Lien Agent, (ii) has been duly authorized by the Second Lien Secured Parties and (iii) does not contravene any law, or any provision of any of the Second Lien Documents or any agreement to which Second Lien Agent is a party or by which it is bound;

(b)       Second Lien Agent is duly authorized to enter into, execute, deliver and carry out the terms of this Intercreditor Agreement on behalf of the Second Lien Secured Parties; and

(c)       this Intercreditor Agreement constitutes the legal, valid and binding obligations of Second Lien Agent, enforceable in accordance with its terms and shall be binding on Second Lien Agent and the Second Lien Secured Parties.

9.5          Representations by First Lien Secured Parties.  First Lien Agent, on behalf of First Lien Secured Parties, hereby represents and warrants to Second Lien Agent that:

(a)      the execution, delivery and performance of this Intercreditor Agreement by First Lien Agent (i) is within the powers of First Lien Agent, (ii) has been duly authorized by First

Lien Secured Parties, and (iii) does not contravene any law, any provision of the First Lien Documents or any agreement to which First Lien Agent is a party or by which it is bound;

(b)       the First Lien Agent is duly authorized to enter into, execute, deliver and carry out the terms of this Intercreditor Agreement on behalf of the First Lien Secured Parties; and

(c)       this Intercreditor Agreement constitutes the legal, valid and binding obligations of First Lien Agent, enforceable in accordance with its terms and shall be binding on First Lien Agent and First Lien Secured Parties.

9.6         Waivers.  Notice of acceptance hereof, the making of loans, advances and extensions of credit or other financial accommodations to, and the incurring of any expenses by or in respect of, Grantors by First Lien Secured Parties, and presentment, demand, protest, notice of protest, notice of nonpayment or default and all other notices to which the Second Lien Secured Parties and Grantors are or may be entitled are hereby waived (except as expressly provided for herein or as to Grantors in the First Lien Documents).  Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, also waives notice of, and hereby consents to: (a) subject to Section 10.4 hereof, any amendment, modification, supplement, renewal, restatement or extensions of time of payment of or increase or decrease in the amount of any of the First Lien Debt or to the First Lien Documents or any Collateral at any time granted to or held by First Lien Agent, (b) except as expressly set forth herein, the taking, exchange, surrender and releasing of Collateral at any time granted to or held by any First Lien Secured Parties or guarantees now or at any time held by or available to any First Lien Secured Parties for the First Lien Debt or any other person at any time liable for or in respect of the First Lien Debt, (c) except as expressly set forth herein, the exercise of, or refraining from the exercise of any rights against any Grantor or any Collateral at any time granted to or held by any First Lien Secured Parties, and/or (d) the settlement, compromise or release of, or the waiver of any default with respect to, any of the First Lien Debt.  Any of the foregoing shall not, in any manner, affect the terms hereof or impair the obligations of the Second Lien Secured Parties hereunder.  All of the First Lien Debt shall be deemed to have been made or incurred in reliance upon this Intercreditor Agreement.

Section 10.        MISCELLANEOUS

10.1        Conflicts.  In the event of any conflict between the provisions of this Intercreditor Agreement and the provisions of the First Lien Documents or the Second Lien Documents, the provisions of this Intercreditor Agreement shall govern.

10.2       Continuing Nature of this Intercreditor Agreement; Severability.  This Intercreditor Agreement shall continue to be effective until the Discharge of First Lien Debt shall have occurred or the final payment in full in cash of the Second Lien Debt and the termination and release by each Second Lien Secured Party of any Liens to secure the Second Lien Debt.  This Intercreditor Agreement is a continuing agreement of lien subordination and the First Lien Secured Parties may continue, at any time and without notice to Second Lien Agent or any other Second Lien Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor constituting First Lien Debt in reliance hereof.  Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby waives any right it may have under applicable law to revoke this Intercreditor Agreement or any of the provisions of this Intercreditor

Agreement.  The terms of this Intercreditor Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.  Any provision of this Intercreditor Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.3       When Discharge of First Lien Debt Deemed Not To Have Occurred.  If substantially contemporaneously with the Discharge of First Lien Debt, Borrowers refinance indebtedness outstanding under the First Lien Documents, then after written notice to the Second Lien Agent, (a) the indebtedness and other obligations arising pursuant to such refinancing of the then outstanding indebtedness under the First Lien Documents shall automatically be treated as First Lien Debt for all purposes of this Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (b) the credit agreement and the other loan documents evidencing such new indebtedness shall automatically be treated as the First Lien Loan Agreement and the First Lien Documents for all purposes of this Intercreditor Agreement and (c) the administrative agent under the new First Lien Loan Agreement shall be deemed to be First Lien Agent for all purposes of this Intercreditor Agreement, so long as, in each such case the new First Lien Agent agrees, on behalf of itself and the refinancing lenders, to be bound by the terms of this Intercreditor Agreement.  Upon receipt of notice of such refinancing (including the identity of the new First Lien Agent), the Second Lien Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Intercreditor Agreement) as Borrowers or the new First Lien Agent may reasonably request in order to provide to the new First Lien Agent the rights of First Lien Agent contemplated hereby.

10.4       Amendments to First Lien Documents.  ~~(a) Without the prior written consent of Second Lien Agent, no First Lien Document may be amended, supplemented or otherwise modified, and no new First Lien Document may be entered into, to the extent such amendment, supplement, modification or new document would do any one or more of the following:~~

~~(i)          increase the “Applicable Margins” or similar component of the interest rate under the First Lien Loan Agreement in a manner that would result in the total yield on the First Lien Debt (excluding any Revolving B Advances (as defined in the First Lien Loan Agreement)) to exceed by more than two (2%) percent per annum the total yield on the First Lien Debt that is calculated as if the highest rate under the definition of “Applicable Margin” (as defined in the First Lien Loan Agreement as of the First Amendment Effective Date (as defined in the First Lien Loan Agreement) applicable to such First Lien Debt were in effect (excluding increases resulting from the accrual or payment of interest at the default rate or increases in the underlying reference rate (other than increases to any "floor" or minimum level of such reference rate)), or (2) increase the “Applicable Margins” or similar component of the interest rate under the First Lien Loan Agreement in a manner that would result in the total yield on the Revolving B Advances (as defined in the First Lien Loan Agreement) to exceed twelve percent  (12%) per annum (excluding increases resulting from the accrual or payment of interest at the default rate),~~

~~(ii)          modify or add any covenant or event of default under the First Lien Documents that directly restricts Grantors from making payments of any Second Lien Debt that would otherwise be permitted under the First Lien Documents, as in effect on the date hereof,~~

~~(iii)        other than in connection with any DIP Financing, subject to the terms of Section 7.2, or as otherwise permitted in the First Lien Documents, as in effect on the date hereof, contractually subordinate the Liens of the First Lien Secured Parties to any other debt of Grantors, or~~

~~(iv)       contravene the provisions of this Intercreditor Agreement,(b)~~ For the avoidance of doubt, the First Lien Agent and the First Lien Secured Parties may amend, supplement or otherwise modify the First Lien Documents and enter into new First Lien Documents, in each case, without the consent of Second Lien Agent, without incurring any liabilities to Second Lien Agent or any other Second Lien Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Intercreditor Agreement (even if any right of subrogation or other right or remedy of Second Lien Agent or any other Second Lien Secured Party is affected, impaired or extinguished thereby), including without limitation any of the following:

(i)          ~~except to the extent expressly set forth in clause (a) above,~~ change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Debt or any Lien on any Collateral or guaranty thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Debt, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by First Lien Agent or any of the other First Lien Secured Parties, the First Lien Debt or any of the First Lien Documents,

(ii)         sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral or any liability of any Grantor to First Lien Agent or any of the other First Lien Secured Parties, or any liability incurred directly or indirectly in respect thereof in accordance with the terms hereof,

(iii)        settle or compromise any of the First Lien Debt or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Debt) in any manner or order except to the extent that such proceeds are to be applied in accordance with Section 5.1, and

(iv)        exercise or delay in or refrain from exercising any right or remedy against any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor or any Collateral and any security and any guarantor or any liability of any Grantor to any of the First Lien Secured Parties or any liability incurred directly or indirectly in respect thereof.

10.5        Amendments to Second Lien Documents.  Without the prior written consent of First Lien Agent, no Second Lien Document may be amended, supplemented or otherwise modified, and no new Second Lien Document may be entered into, to the extent such amendment, supplement or other modification or new document would:

(a)       contravene the provisions of this Intercreditor Agreement,

(b)      increase the interest rate under any Second Lien Documents in a manner that would cause the total cash pay yield on the Second Lien Debt to exceed by more than two percent (2%) the total cash pay yield on the relevant Second Lien Debt as in effect on the date of the Second Lien Documents (excluding increases resulting from the accrual of interest at the default rate),

(c)       change to earlier dates any scheduled dates for payment of principal of or interest on Second Lien Debt,

(d)       change any default or event of default provisions set forth in the Second Lien Documents in a manner adverse to the Grantors or the First Lien Secured Parties,

(e)       modify or add any covenant or event of default under the Second Lien Documents that restricts Grantors from making payments of any First Lien Debt,

(f)        change the prepayment provisions set forth in the Second Lien Documents to increase the amount of any required prepayment, or

(g)       add ~~to the~~or accept any Collateral for the Second Lien Debt ~~other than as specifically provided by this Intercreditor Agreement~~.

10.6       Amendments; Waivers.  No amendment, modification or waiver of any of the provisions of this Intercreditor Agreement by Second Lien Agent or First Lien Agent shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  The Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Intercreditor Agreement except to the extent that such amendment or modification (i) amends or modifies any of the covenants or obligations of any Grantor hereunder in a manner adverse to such Grantor or (ii) imposes any new obligation on any Grantor.

10.7        Subrogation; Marshalling.  Until the Discharge of First Lien Debt, the Second Lien Secured Parties agree that they shall not exercise any rights of subrogation in respect of any payments or distributions received by the First Lien Secured Parties nor shall they be entitled to any assignment of any First Lien Debt or Second Lien Debt or of any Collateral for or guarantees or evidence of any thereof.  Following the Discharge of First Lien Debt, each First Lien Secured Party agrees to execute such documents, agreements, and instruments as any Second Lien Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the First Lien Debt resulting from payments or distributions to such First Lien Secured Party by such Person. Until the Discharge of First Lien Debt, Second Lien Agent agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

10.8        Consent to Jurisdiction; Waivers.  The parties hereto consent to the jurisdiction of the Supreme Court of the State of New York in New York County and the United States District Court for the Southern District of New York and consent that all service of process may be made by registered mail directed to such party as provided in Section 10.9 below for such party.  Service so made shall be deemed to be completed three (3) days after the same shall be posted as aforesaid.  The parties hereto waive any objection to any action instituted hereunder based on forum non conveniens, and any objection to the venue of any action instituted hereunder.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Intercreditor Agreement, any First Lien Document or any Second Lien Document, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

10.9        Notices.  All notices to the Second Lien Secured Parties and the First Lien Secured Parties permitted or required under this Intercreditor Agreement may be sent to Second Lien Agent and First Lien Agent, respectively.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, electronically mailed or sent by courier service, facsimile transmission or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission or electronic mail or five (5) Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

First Lien Agent:	If to Agent or PNC at:

PNC Bank, National Association
200 South Wacker Drive, Suite 600
Chicago, Illinois 60606

	Attention:	Account Manager – A.M. Castle
	Telephone:	(312) 454-2935
	Facsimile:	(312) 454-2919

with copies to:	Goldberg Kohn Ltd.
55 East Monroe, Suite 3300
Chicago, Illinois 60603

	Attention:	Danielle Juhle, Esq. and Jeffrey Dunlop, Esq.
	Telephone:	(312) 201-4000
	Facsimile:	(312) 863-7831

Second Lien Agent:	Wilmington Savings Fund Society, FSB
500 Delaware Avenue, 11th Floor
Wilmington, Delaware 19801
	Attention:	~~Patrick Healy~~Geoffrey J. Lewis
	Facsimile:	(302) 421-9137

with copies to (which shall not constitute notice):	Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
	Attention:	Mark R. Somerstein
	Facsimile:	(646) 728-1663

10.10      Further Assurances.

(a)       Each Agent agrees that it shall take such further action and shall execute and deliver to each other Agent such additional documents and instruments (in recordable form, if requested) as any such Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Intercreditor Agreement.

(b)      Upon the Discharge of First Lien Debt, First Lien Agent agrees to provide written notice thereof to Second Lien Agent (“Discharge of First Lien Debt Notice”).  First Lien Agent covenants and agrees to provide such Discharge of First Lien Debt Notice to Second Lien Agent within five (5) Business Days after the Discharge of First Lien Debt, provided that First Lien Agent shall have no liability for failure to do so. Upon the Discharge of Second Lien Debt, Second Lien Agent agrees to provide written notice thereof to First Lien Agent.  Second Lien Agent covenants and agrees to provide such notice to First Lien Agent within five (5) Business Days after the Discharge of Second Lien Debt, provided that Second Lien Agent shall have no liability for failure to do so.

10.11      Governing Law.  The validity, construction and effect of this Intercreditor Agreement shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or any other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

10.12      Binding on Successors and Assigns.

(a)       This Intercreditor Agreement shall be binding upon First Lien Agent, the other First Lien Secured Parties, Second Lien Agent, the other Second Lien Secured Parties, Grantors and their respective permitted successors and assigns.

(b)       In connection with any participation or other transfer or assignment, a First Lien Secured Party or a Second Lien Secured Party (i) may disclose to such assignee, participant or other transferee or assignee all documents and information which such Person now or hereafter may have relating to Grantors or the Collateral and (ii) shall disclose to such participant or other transferee or assignee the existence and terms and conditions of this Intercreditor Agreement.  In the case of an assignment or transfer, the assignee or transferee acquiring the First Lien Debt or the Second Lien Debt, as the case may be, shall execute and deliver to First Lien Agent or Second Lien Agent, as the case may be, a written acknowledgement of receipt of a copy of this Intercreditor Agreement and the written agreement by such Person to be bound by the terms of this Intercreditor Agreement.

10.13      Specific Performance.  First Lien Agent may demand specific performance of this Intercreditor Agreement.  Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by First Lien Agent.

10.14      Section Titles; Time Periods.  The section titles contained in this Intercreditor Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Intercreditor Agreement.

10.15     Counterparts.  This Intercreditor Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Intercreditor Agreement by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Intercreditor Agreement.  Any party delivering an executed counterpart of this Intercreditor Agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Intercreditor Agreement.

10.16     Authorization.  By its signature, each Person executing this Intercreditor Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Intercreditor Agreement.

10.17      No Third Party Beneficiaries.  This Intercreditor Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the holders of First Lien Debt and Second Lien Debt.  No Grantor or other Person shall have or be entitled to assert rights or benefits hereunder.

10.18      No Second Lien Collateral Agent Duties or Waiver.  Second Lien Agent shall have no duties or obligations except those expressly set forth herein and in the Second Lien Documents to which it is a party. Without limiting the generality of the foregoing, the Second Lien Agent:

(a)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b)      shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the Second Lien Documents that Second Lien Agent is required to exercise as directed in writing by the requisite Second Lien Holders in accordance with the Indenture; provided that Second Lien Agent shall not, except as set forth herein, be required to take any action that, in its opinion or the opinion of its counsel, may expose such Second Lien Agent to liability or that is contrary to the Second Lien Documents to which it is a party, applicable law or court or administrative order;

(c)       shall not, except as expressly set forth in this Intercreditor Agreement and in the Second Lien Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Grantor or any of their Subsidiaries or any of their respective affiliates that is communicated to or obtained by the Person serving as Second Lien Agent or any of its affiliates in any capacity;

(d)      shall be deemed not to have knowledge of any Default or Event of Default under any First Lien Documents unless and until written notice describing such Default or Event Default and stating that such notice is a “notice of default” is given to such Second Lien Agent by the First Lien Agent, for and on behalf of itself and the other Second Lien Secured Parties; and

(e)      shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Intercreditor Agreement or any First Lien Document, (ii) the contents of any certificate, report, instrument, letter, notice, or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Intercreditor Agreement, any First Lien Documents or any other agreement, instrument or document, or the validity, attachment, creation, perfection, priority or enforceability of any Lien purported to be created by the First Lien Documents, (v) the value or the sufficiency of any Collateral for First Lien Debt or (vi) the satisfaction of any condition set forth in any First Lien Documents, other than to confirm receipt of items expressly required to be delivered to Second Lien Agent.

Nothing in this Intercreditor Agreement shall be construed to operate as a waiver by Second Lien Agent, with respect to any First Lien Secured Parties, any Grantor, any Guarantor, or any other Second Lien Secured Parties, of the benefit of any rights, privileges, immunities, exculpations, indemnities, or reliance rights contained in the Second Lien Documents and the Second Lien Agent shall be entitled to all such rights, privileges, immunities, exculpations, indemnities, or reliance rights in connection with the execution of this Intercreditor Agreement and in taking or omitting to take any actions hereunder, including, without limitation, exculpation from any liability for any action taken or not taken by it (a) with the consent or at the request of the requisite Second Lien Holders in accordance with the Indenture, (b) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision, or (c) in reliance on an Officers’ Certificate and/or Opinion of Counsel (as each such term is defined in the Indenture) stating that such action is permitted by the terms of this Intercreditor Agreement.  For all purposes of this Intercreditor Agreement, Second Lien Agent may (i) rely in good faith, as to matters of fact, on any representation of fact believed by Second Lien Agent to be true (without any duty of investigation) and that is contained in a written certificate, report, instrument, letter, notice, or other document from the First Lien Agent or any authorized representative of any First Lien Secured Parties and (ii) assume in good faith (without any duty of investigation), and rely upon, the genuineness, due authority, validity, and accuracy of any certificate, instrument, notice, letter, or other document believed by it in good faith to be genuine and presented by the proper person.  First Lien Agent and each of the other First Lien

Secured Parties expressly acknowledge that the subordination and related agreements set forth herein by Second Lien Agent are made solely in its capacity as collateral agent and indenture trustee under the Second Lien Documents to which it is a party with respect to the Second Lien Debt issued thereunder and are not made by Second Lien Agent in its individual capacity.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

FIRST LIEN AGENT:

PNC Bank, National Association, as First Lien Agent

By:
Name:
Title:

Signature Page to Intercreditor Agreement

SECOND LIEN AGENT:

Wilmington Savings Fund Society, FSB, as Second Lien Agent

By:
Name:
Title:

Signature Page to Intercreditor Agreement

ACKNOWLEDGMENT AND AGREEMENT

Each of the undersigned hereby acknowledges and agrees to the representations, terms and provisions of the annexed Intercreditor Agreement among PNC Bank, National Association, in its capacity as agent for the First Lien Secured Parties (in such capacity, the “First Lien Agent”) and Wilmington Savings Fund Society, FSB, in its capacities as indenture trustee and collateral agent for the Second Lien Secured Parties (in such capacities, “Second Lien Agent”).  By its signature below, each of the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions hereof.

Each of the undersigned agrees that any Secured Party holding Collateral does so as gratuitous bailee and sub-collateral agent (under the UCC or PPSA) for the other and is hereby authorized to and may turn over to such other Secured Party upon request therefore any such Collateral, after all obligations and indebtedness of the undersigned to the bailee Secured Party have been fully paid and performed.

Each of the undersigned acknowledges and agrees that: (i) although it may sign this Intercreditor Agreement, it is not a party hereto and does not and will not receive any right, benefit, priority or interest under or because of the existence of the foregoing Agreement, (ii) in the event of a breach by the undersigned of any of the terms and provisions contained in the foregoing Intercreditor Agreement, such a breach shall constitute a First Lien Event of Default and a Second Lien Event of Default, (iii) three Business Days prior to the making of any Second Lien Interest Payment in cash or any Second Lien Other Payment, it shall deliver, or cause to be delivered, to the First Lien Agent and the Second Lien Agent the compliance certificate(s) required pursuant to clause (b) of the definition of “Permitted Second Lien Payments” or pursuant to the definition of “Second Lien Interest Payment Conditions”, as applicable, (iv) on the date of the making of any Second Lien Interest Payment in cash or any Second Lien Other Payment, it shall deliver, or cause to be delivered, to the First Lien Agent the compliance certificate(s) required pursuant to clause (b) of the definition of “Permitted Second Lien Payments” or pursuant to the definition of “Second Lien Interest Payment Conditions”, as applicable, certifying that the applicable conditions were satisfied as of such payment date, and (v) it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the opinion of any Secured Party to effectuate the provisions and purposes of the foregoing Intercreditor Agreement.  Each of the undersigned further acknowledges and agrees that, in the event that a compliance certificate is delivered to the First Lien Agent and the Second Lien Agent three Business Days prior to the making of the applicable payment that certifies that the applicable payment is permitted under the Intercreditor Agreement, but the compliance certificate delivered to the First Lien Agent on the applicable payment date, as required hereby, demonstrates that the applicable payment would not be permitted, such event shall constitute an immediate Event of Default under the First Lien Documents.

[SIGNATURE PAGE FOLLOWS]

GRANTORS:

A.M. CASTLE & CO.

By:
Name:
Title:

TOTAL PLASTICS, INC.

By:
Name:
Title:

HY-ALLOY STEELS COMPANY

By:
Name:
Title:

KEYSTONE TUBE COMPANY, LLC

By:
Name:
Title:

KEYSTONE SERVICE, INC.

By:
Name:
Title:

A.M. CASTLE & CO. (CANADA) INC.

By:
Name:
Title:

CASTLE METALS DE MEXICO, S.A. DE C.V.

By:
Name:
Title:

CASTLE METALS DE MEXICALI, S.A. DE C.V.

By:
Name:
Title: